Exhibit 10.1

EMPLOYMENT AGREEMENT

BY AND BETWEEN

FAVRILLE, INC.

AND

RICHARD G. GHALIE, M.D.

i

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into effective as of May 14, 2007 (the “Effective Date”) by and between FAVRILLE, INC., a Delaware corporation (the “Company”), and RICHARD GHALIE (“Executive”).  The Company and Executive are collectively referred to herein as the “Parties,” and each is individually referred to herein as a “Party.”

RECITALS

A.            The Company desires assurance of the association and services of Executive in order to retain Executive’s experience, skills, abilities, background and knowledge, and is willing to engage Executive’s services on the terms and conditions set forth in this Agreement.

B.            Executive desires to be in the employ of the Company and is willing to accept such employment on the terms and conditions set forth in this Agreement.

AGREEMENT

In consideration of the foregoing recitals and the mutual promises and covenants herein contained, and for other good and valuable consideration, the Parties, intending to be legally bound, agree as follows:

1.     EMPLOYMENT.

1.1          Term.  The Company hereby employs Executive, and Executive hereby accepts employment by the Company, upon the terms and conditions set forth in this Agreement.  The term of this Agreement shall begin on the Effective Date and shall continue until it is terminated pursuant to Section 4 (the “Term”).  On the last day of the Term, Executive shall immediately resign from all positions with the Company.  Notwithstanding anything herein to the contrary, either Party may terminate Executive’s employment under this Agreement at any time, with or without Cause (as defined in Subsection 4.5(b)), subject to the terms and conditions of Sections 4 and 5.

1.2          Title.  Executive shall have the title of Chief Medical Officer of the Company and shall serve in such other capacity or capacities as the Board of Directors of the Company (the “Board”) may prescribe from time to time.  Executive shall report to the Chief Executive Officer of the Company (the “CEO”) and the Board.

1.3          Duties.  Executive shall do and perform all services, acts or things necessary or advisable to manage and conduct the business of the Company and that are normally associated with the position of Chief Medical Officer, consistent with the bylaws of the Company and as required by the CEO and the Board.

1.4          Policies and Practices.  The employment relationship between the Parties shall be governed by the policies and practices established by the Company and the Board.  Executive hereby acknowledges that Executive has read the Company’s Employee Handbook, which, along with this Agreement, shall govern the terms and conditions of Executive’s employment with the Company.  In the event that the terms of this Agreement differ from or are in conflict with the Company’s policies or practices or the Company’s Employee Handbook, the terms of this Agreement shall control. Normal working hours are from 8:00 a.m. to 5:00 p.m., Monday through Friday. As an exempt salaried employee, you will be expected to work additional hours as required by the nature of your work assignments.

1.5          Location.  Unless the Parties otherwise agree in writing, during the Term, Executive shall perform the services Executive is required to perform pursuant to this Agreement at the Company’s offices located in San Diego, California, or at any other place the Company maintains a principal office; provided, however, that the Company may from time to time require Executive to travel temporarily to other locations in connection with the Company’s business.

2.     LOYAL AND CONSCIENTIOUS PERFORMANCE; EXCLUSIVE PROPERTY.

2.1          Loyalty.  During Executive’s employment by the Company, Executive shall devote Executive’s full business energies, interest, abilities and productive time to the proper and efficient performance of Executive’s duties under this Agreement.

2.2          Exclusive Property.  Executive agrees that all business procured by Executive on behalf of the Company, and all Company-related business opportunities and plans made known to Executive, while employed by the Company are and shall remain the exclusive property of the Company.

3.     COMPENSATION OF EXECUTIVE.

3.1          Base Salary.  The Company shall pay Executive a base salary of $300,000 per year, less payroll deductions and all required withholdings payable in regular periodic payments in accordance with Company policy.  Such base salary shall be subject to annual review and prorated for any partial year of employment on the basis of a 365-day fiscal year.

3.2          Stock Options.  Upon the commencement of Executive’s employment with the Company and subject to approval of the Board or the Compensation Committee and the terms of the Company’s Amended and Restated 2001 Equity Incentive Plan, as may be amended from time to time (the “Plan”), Executive will be granted a stock option (the “Option”) under the Plan to purchase shares of the Company’s common stock (the “Common Stock”).  To the maximum extent possible, the Option shall be an Incentive Stock Option as such term is defined in Section 422 (“Section 422”) of the Internal Revenue Code of 1986, as amended.  The Option will be governed by and granted pursuant to the Plan and a separate Grant Notice and Stock Option Agreement, in substantially the form attached hereto as EXHIBIT A, as may be amended from time to time upon the approval of the Board or the Compensation Committee.  The exercise price per share of the Option will be equal to the fair market value of the Common Stock established on the date of grant subject to any limitations under Section 422 and approval by the Board or the Compensation Committee.  The Option will be subject to vesting over four years so long as Executive provides Continuous Service (as defined in the Plan) to the Company or an Affiliate in accordance with the Plan, according to the following schedule: 25% of the shares subject to the Option will vest on the first anniversary of the date of grant and 1/48th of the shares subject to the Option will vest monthly thereafter over the next three years.

3.3          Employment Taxes.  All of Executive’s compensation shall be subject to customary withholding taxes and any other employment taxes as are commonly required to be collected or withheld by the Company.

3.4          Benefits.  Executive shall, in accordance with Company policy and the terms of the applicable plan documents, be eligible for the following standard Company benefits: medical, dental and vision insurance, as well as participation in the Company’s Section 125 flexible spending plan and participation in the Company’s 401(k) plan, subject to the terms of those plans. Executive also shall, in accordance with Company policy and the terms of the applicable plan documents, be eligible to participate in benefits under any executive benefit plan or arrangement which may be in effect from time to time and made available to the Company’s executive or key management employees. The Company reserves the right to modify benefits from time to time as it deems necessary in its sole discretion. Executive will also be eligible for paid time off in accordance with the Company’s flexible “time-off” plan. Executive will accrue flexible “time-off” at a rate of 25 days per year and will be entitled to 12 holidays per year. The Company reserves the right to modify its policies from time to time as it deems necessary in its sole discretion.

4.     TERMINATION.

4.1          Termination for Complete Disability.  Executive’s employment with the Company shall terminate effective upon the date of Executive’s Complete Disability (as defined in Subsection 4.5(a)).

4.2          Termination by the Company.  Executive’s employment with the Company may be terminated by the Company as follows:

(a)           For Cause.  The Company may terminate Executive’s employment under this Agreement at any time for “Cause” (as defined in Subsection 4.5(b)) by delivery of written notice to Executive specifying the Cause or Causes relied upon for such termination.  Any notice of termination given pursuant to this Subsection 4.2(a) shall effect termination as of the date specified in such notice or, in the event no such date is specified, two business days after written notice is given to Executive.

(b)           Without Cause.  The Company may terminate Executive’s employment under this Agreement at any time and for any reason by delivery of written notice of such termination to Executive.  Any notice of termination given pursuant to this Subsection 4.2(b) shall effect termination as of the date specified in such notice or, in the event no such date is specified, two weeks after written notice is given to Executive.

4.3          Termination by Executive.  Executive may terminate Executive’s employment with the Company at any time.

4.4          Compensation upon Termination.

(a)           Death or Complete Disability.  If Executive’s employment by the Company is terminated by Executive’s death or Complete Disability, the Company shall pay to Executive’s heirs or Executive, as applicable, Executive’s base salary and accrued and unused vacation benefits earned through the date of termination at the rate in effect at the time of such termination, less standard deductions and withholdings, and the Company shall thereafter have no further obligations to Executive and/or Executive’s heirs under this Agreement.

(b)           With Cause.  If Executive’s employment is terminated by the Company for Cause, the Company shall pay Executive’s base salary and accrued and unused vacation benefits earned through the date of termination at the rate in effect at the time of such termination, less standard deductions and withholdings, and the Company shall thereafter have no further obligations to Executive under this Agreement.

(c)           Without Cause.  If the Company terminates Executive’s employment without Cause, the Company shall pay Executive’s base salary and accrued and unused vacation earned through the date of termination at the rate in effect at the time of such termination, less standard deductions and withholdings.  In addition, subject to the limitations set forth in Subsection 4.4(d) and upon Executive’s furnishing to the Company an effective release and waiver of claims, in substantially the form attached hereto as EXHIBIT B (the “Release and Waiver”), Executive also shall be entitled to:

i.              The equivalent of 1/12 of Executive’s annual base salary in effect at the time of termination, less standard deductions and withholdings, to be paid each month over a period of nine months after the date of termination (the “Severance Period”), pursuant to the Company’s standard payroll practices, with each such payment being treated as a separate “payment” for purposes of Code Section 409A and Treasury Regulation Sections 1.409A-1(b)(4) and 1.409A-2(b)(2)(iii). Notwithstanding the forgoing, such payments shall be made in a manner that complies with the requirements of Code Section 409A, which may include, without limitation, deferring such payments for 6 months after Executive’s termination of employment;

ii.            In the event Executive elects continued coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall reimburse Executive for the same portion of Executive’s COBRA health insurance premium that it paid during Executive’s employment up until the earlier of either (i) the last day of the Severance Period or (ii) the date on which Executive begins full-time employment with another company, organization or business entity; and

iii.           The accelerated vesting of the portion of any outstanding option to purchase Common Stock held by Executive on the date of termination that would have otherwise vested during the Severance Period, so that each such portion is vested and exercisable as of the date of termination to the extent such portion would otherwise become vested and exercisable as of the end of the Severance Period.

(d)           Termination of Obligations.  Notwithstanding any provisions in this Agreement to the contrary, including any provisions contained in this Subsection 4.4, the Company’s obligations, and Executive’s rights, pursuant to Subsection 4.4(c) shall cease and be rendered a nullity immediately should Executive violate any provision of Section 2 and Section 5, or should Executive violate the terms and conditions of either Executive’s Proprietary

Information and Inventions Agreement or Nondisclosure Agreement with the Company (discussed in Subsection 5.1).

4.5          Definitions.  For purposes of this Agreement, the following terms shall have the following meanings:

(a)           Complete Disability.  “Complete Disability” shall mean the inability of Executive to perform Executive’s duties under this Agreement because Executive has become permanently disabled within the meaning of any policy of disability income insurance covering employees of the Company then in force.  In the event the Company has no policy of disability income insurance covering employees of the Company in force when Executive becomes disabled, the term “Complete Disability” shall mean the inability of Executive to perform Executive’s duties under this Agreement by reason of any incapacity, physical or mental, that the Board, based upon medical advice or an opinion provided by a licensed physician acceptable to the Board, determines to have incapacitated Executive from satisfactorily performing all of Executive’s usual services for the Company for a period of at least 120 days during any 12-month period (whether or not consecutive).  Based upon such medical advice or opinion, the determination of the Board shall be final and binding and the date such determination is made shall be the date of such Complete Disability for purposes of this Agreement.

(b)           For Cause.  “Cause” for the Company to terminate Executive’s employment hereunder shall mean the occurrence of any of the following events:

(i)            Executive’s conviction of any felony or any crime involving fraud or dishonesty;

(ii)           Executive’s participation (whether by affirmative act or omission) in a fraud, act of dishonesty or other act of misconduct against the Company and/or an Affiliate;

(iii)         Conduct by Executive which, based upon a good faith and reasonable factual investigation by the Board, demonstrates Executive’s gross unfitness to serve;

(iv)          Executive’s violation of any fiduciary duty or duty of loyalty owed to the Company and/or an Affiliate;

(v)            Executive’s breach of any material term of any material contract between Executive and the Company and/or an Affiliate;

(vi)          Executive’s violation of any material Company policy; and

(vii)         Executive’s violation of state or federal law in connection with the performance of Executive’s job.

The determination that a termination is for Cause shall be made by the Board in its sole and exclusive judgment and discretion.

5.     CONFIDENTIAL AND PROPRIETARY INFORMATION.

5.1          As a condition of employment, Executive agrees to execute and abide by the terms of Proprietary Information and Inventions Agreement, in substantially the form attached hereto as EXHIBIT C, and a Nondisclosure Agreement, in substantially the form attached hereto as EXHIBIT D.

5.2          Executive recognizes that Executive’s employment with the Company will involve contact with information of substantial value to the Company that is not generally known in the trade and that gives the Company an advantage over its competitors who do not know or use it, including but not limited to, techniques, designs, drawings, processes, inventions know how, strategies, marketing, and/or advertising plans or arrangements, developments, equipment, prototypes, sales, supplier, service provider, vendor, distributor and customer information, and business and financial information relating to the business, products, services, practices and techniques of the Company (hereinafter referred to as “Confidential and Proprietary Information”).  Executive will at all times regard and preserve as confidential such Confidential and Proprietary Information obtained by Executive from whatever source and will not, either during Executive’s employment with the Company or thereafter, publish or disclose any part of such Confidential and Proprietary Information in any manner at any time, or use the same except on behalf of the Company, without the prior written consent of the Company.

6.     ASSIGNMENT AND BINDING EFFECT.  Neither this Agreement nor any rights or obligations hereunder shall be assignable by Executive.  This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns and legal representatives.

7.     SURVIVAL.  Subsections 4.4(c) and 4.4(d) and Sections 5, 6, 7, 8, 9, 18 and 19 shall survive the termination of this Agreement.

8.     NOTICES.  All notices or demands of any kind required or permitted to be given by the Company or Executive under this Agreement shall be given in writing and shall be personally delivered (and receipted for) or faxed during normal business hours or mailed by certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company:

Favrille, Inc.

10445 Pacific Center Court

San Diego, CA  92121

Phone: (858) 526-8000

Fax: (858) 597-7040

Attn:  Chief Financial Officer

If to Executive:

Richard G. Ghalie, M.D.

4755 Natalie Drive

San Diego, CA 92115

Any such written notice shall be deemed given on the earlier of the date on which such notice is personally delivered or three days after its deposit in the United States mail as specified above.  Either Party may change its address for notices by giving notice to the other Party in the manner specified in this Section 8.

9.     CHOICE OF LAW.  This Agreement is made in San Diego, California.  This Agreement shall be construed and interpreted in accordance with the internal laws of the State of California, excluding its conflicts of laws principles.

10.  INTEGRATION.  Except as provided in Executive’s Proprietary Information and Inventions Agreement and Nondisclosure Agreement with the Company, the Plan and the related Plan documents, this Agreement, including EXHIBIT B hereto, contains the complete, final and exclusive agreement of the Parties relating to the terms and conditions of Executive’s employment with the Company and the termination of Executive’s employment, and supersedes all prior and contemporaneous oral and written employment agreements or arrangements between the Parties. To the extent this Agreement conflicts with the Proprietary Information and Inventions Agreement or the Nondisclosure Agreement, the terms of such Proprietary Information and Inventions Agreement or Nondisclosure Agreement, respectively, shall control.

11.  AMENDMENT.  This Agreement cannot be amended or modified except by a written agreement signed by Executive and the Company.

12.  WAIVER.  No term, covenant or condition of this Agreement or any breach thereof shall be deemed waived, except with the written consent of the Party against whom the wavier is claimed, and any waiver or any such term, covenant, condition or breach shall not be deemed to be a waiver of any preceding or succeeding breach of the same or any other term, covenant, condition or breach.

13.  SEVERABILITY.  The finding by a court of competent jurisdiction of the unenforceability, invalidity or illegality of any provision of this Agreement shall not render any other provision of this Agreement unenforceable, invalid or illegal.  Such court shall have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision that most accurately represents the Parties’ intention with respect to the invalid or unenforceable term or provision.

14.  INTERPRETATION; CONSTRUCTION.  The headings set forth in this Agreement are for convenience of reference only and shall not be used in interpreting this Agreement.  This Agreement has been drafted by legal counsel representing the Company, but Executive has been encouraged to consult with, and has had the opportunity to consult with, Executive’s own independent counsel and tax advisors with respect to the terms of this Agreement.  The Parties acknowledge that each Party and its counsel have reviewed and revised, or had an opportunity to review and revise, this Agreement, and the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

15.  REPRESENTATIONS AND WARRANTIES.  Executive represents and warrants that Executive is not restricted or prohibited, contractually or otherwise, from entering into and performing each of the terms and covenants contained in this Agreement, and that Executive’s execution and performance of this Agreement will not violate or breach any other agreements between Executive and any other person or entity.

16.  COUNTERPARTS.  This Agreement may be executed in two counterparts, each of which shall be deemed an original, both of which together shall constitute one and the same instrument.

17.  REFERENCES.  References herein to a “Section” or a “Subsection” shall be to a Section or a Subsection, respectively, of this Agreement.

18.  ARBITRATION.  To ensure the rapid and economical resolution of disputes that may arise in connection with Executive’s employment with the Company, the Parties agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to Executive’s employment, or the termination of that employment, will be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration in San Diego, California conducted by the Judicial Arbitration and Mediation Services/Endispute, Inc. (“JAMS”), or its successors, under the then current rules of JAMS for employment disputes; provided that the arbitrator shall:  (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award.  Each Party shall be entitled to all rights and remedies that such Party would be entitled to pursue in a court of law.  The Company shall pay all arbitration fees.  Nothing in this Agreement is intended to prevent either Party from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

19.  TRADE SECRETS OF OTHERS.  It is the understanding of the Parties that Executive shall not divulge to the Company and/or an Affiliate any confidential information or trade secrets belonging to others, including Executive’s former employers, nor shall the Company and/or an Affiliate seek to elicit from Executive any such information.  Consistent with the foregoing,

Executive shall not provide to the Company and/or an Affiliate, and the Company and/or an Affiliate shall not request, any documents or copies of documents containing such information.

20.  ADVERTISING; WAIVER.  Executive agrees to permit the Company and/or an Affiliate, and persons or other organizations authorized by the Company and/or an Affiliate, to use, publish and distribute advertising or sales promotional literature concerning the products and/or services of the Company and/or an Affiliate, or the machinery and equipment used in the provision thereof, in which Executive’s name and/or pictures of Executive taken in the course of Executive’s provision of services to the Company and/or an Affiliate, appear.  Executive hereby waives and releases any claim or right Executive may otherwise have arising out of such use, publication or distribution.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

FAVRILLE, INC.

By:	/s/ John P. Longenecker
Name:	John P. Longenecker, Ph.D.
Its:	President and Chief Executive Officer

Dated:	/s/April 30, 2007

Executive:

/s/	Richard G. Ghalie, M.D.
[EXECUTIVE]

Dated:	May 2, 2007

[SIGNATURE PAGE TO EMPLOYMENT AGREEMENT]

EXHIBIT A

FORM OF STOCK OPTION AGREEMENT

EXHIBIT B

RELEASE AND WAIVER OF CLAIMS

In consideration of the payments and other benefits set forth in Section 4 of the Employment Agreement dated                       , to which this form is attached, I, RICHARD G. GHALIE, M.D., hereby furnish FAVRILLE, INC., a Delaware corporation (the “Company”), with the following release and waiver (“Release and Waiver”).

In exchange for the consideration provided to me by the Employment Agreement that I am not otherwise entitled to receive, I hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, Affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Release and Waiver.  This general release includes, but is not limited to: (1) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including, but not limited to, salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including, but not limited to, claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including, but not limited to, claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), and the California Fair Employment and Housing Act (as amended).

I also acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows:  “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to any claims I may have against the Company.

I acknowledge that, among other rights, I am waiving and releasing any rights I may have under ADEA, that this Release and Waiver is knowing and voluntary, and that the consideration given for this Release and Waiver is in addition to anything of value to which I was already entitled as an executive of the Company.  If I am 40 years of age or older upon execution of this Release and Waiver, I further acknowledge that I have been advised, as required by the Older Workers Benefit Protection Act, that:  (a) the release and waiver granted herein does not relate to claims under the ADEA which may arise after this Release and Waiver is executed; (b) I have the right to consult with an attorney prior to executing this Release and Waiver (although I may choose voluntarily not to do so); and (c) I have twenty-one (21) days from the date of termination of my employment with the Company in which to consider this Release and Waiver (although I may choose voluntarily to execute this Release and Waiver earlier); (d) I have seven (7) days following the execution of this Release and Waiver to revoke my consent to this Release and Waiver; and (e) this Release and Waiver shall not be effective until the seven (7) day revocation period has expired.

If I am less than 40 years of age upon execution of this Release and Waiver, I acknowledge that I have the right to consult with an attorney prior to executing this Release and Waiver (although I may choose voluntarily not to do so); and (c) I have five (5) days from the date of termination of my employment with the Company in which to consider this Release and Waiver (although I may choose voluntarily to execute this Release and Waiver earlier).

I acknowledge my continuing obligations under my Proprietary Information and Inventions Agreement, a copy of which is attached hereto (the “Proprietary Agreement”).  Pursuant to the Proprietary Information and Inventions Agreement I understand that among other things, I must not use or disclose any confidential or proprietary information of the Company and I must immediately return all Company property and documents (including all embodiments of proprietary information) and all copies thereof in my possession or control.  I understand and agree that my right to the severance pay I am receiving in exchange for my agreement to the terms of this Release and Waiver is contingent upon my continued compliance with my Proprietary Information & Inventions Agreement.

This Release and Waiver and the Proprietary Agreement constitute the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof.  I am not relying on any promise or representation by the Company that is not expressly stated herein.  This Release and Waiver may only be modified by a writing signed by both me and a duly authorized officer of the Company.

Date:	By:
RICHARD G. GHALIE, M.D.

EXHIBIT C

FAVRILLE, INC.

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

In consideration of my employment or continued employment by FAVRILLE, INC., a Delaware corporation the “Company”), and the compensation now and hereafter paid to me, I, RICHARD G. GHALIE, M.D., hereby agree as follows:

1.             NONDISCLOSURE

1.1          Recognition of Company’s Rights; Nondisclosure.  At all times during my employment and thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company’s and/or its Affiliates’ Proprietary Information (defined below), except as such disclosure, use or publication may be required in connection with my work for the Company, or unless an officer of the Company expressly authorizes such in writing.  I will obtain Company’s written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that relates to my work at Company and/or incorporates any Proprietary Information.  I hereby assign to the Company any rights I may have or acquire in such Proprietary Information and recognize that all Proprietary Information shall be the sole property of the Company and its assigns.  For purposes of this Agreement,  “Affiliate” means, with respect to any specific entity, any other entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified entity.

1.2          Proprietary Information.  The term “Proprietary Information” shall mean any and all confidential and/or proprietary knowledge, data or information of the Company and/or its Affiliates.  By way of illustration but not limitation, “Proprietary Information” includes (a) trade secrets, inventions, mask works, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques (hereinafter collectively referred to as “Inventions”); and (b) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and (c) information regarding the skills and compensation of other employees of the Company and/or its Affiliates.  Notwithstanding the foregoing, it is understood that, at all such times, I am free to use information which is generally known in the trade or industry, which is not gained as result of a breach of this Agreement, and my own, skill, knowledge, know-how and experience to whatever extent and in whichever way I wish.

1.3          Third Party Information.  I understand, in addition, that the Company has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes.  During the term of my employment and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with my work for the Company, Third Party Information unless expressly authorized by an officer of the Company in writing.

1.4          No Improper Use of Information of Prior Employers and Others.  During my employment by the Company I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person.  I will use in the performance of my duties only information which is generally known and used by persons with training and experience comparable to my own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.

2.             ASSIGNMENT OF INVENTIONS.

2.1          Proprietary Rights.  The term “Proprietary Rights” shall mean all trade secret, patent, copyright, mask work and other intellectual property rights throughout the world.

2.2          Prior Inventions.  Inventions, if any, patented or unpatented, which I made prior to the commencement of my employment with the Company are excluded from the scope of this Agreement.  To preclude any possible uncertainty, I have set forth on

Exhibit C-2 (Previous Inventions) attached hereto a complete list of all Inventions that I have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of my employment with the Company, that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement (collectively referred to as “Prior Inventions”).  If disclosure of any such Prior Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Inventions in Exhibit C-2 but am only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason.  A space is provided on Exhibit C-2 for such purpose.  If no such disclosure is attached, I represent that there are no Prior Inventions.  If, in the course of my employment with the Company, I incorporate a Prior Invention into a Company product, process or machine, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use and sell such Prior Invention.  Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions without the Company’s prior written consent.

2.3          Assignment of Inventions.  Subject to Sections 2.4 and 2.6, I hereby assign and agree to assign in the future (when any such Inventions or Proprietary Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to the Company all my right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment with the Company.  Inventions assigned to the Company, or to a third party as directed by the Company pursuant to this Section 2, are hereinafter referred to as “Company Inventions”.

2.4          Nonassignable Inventions.  This Agreement does not apply to an Invention which qualifies fully as a nonassignable Invention under Section 2870 of the California Labor Code (hereinafter “Section 2870”).  I have reviewed the notification on Exhibit C-1 (Limited Exclusion Notification) and agree that my signature acknowledges receipt of the notification.

2.5          Obligation to Keep Company Informed.  During the period of my employment and for six (6) months after termination of my employment with the Company, I will promptly disclose to the Company fully and in writing all Inventions authored, conceived or reduced to practice by me, either alone or jointly with others.  In addition, I will promptly disclose to the Company all patent applications filed by me or on my behalf within a year after termination of employment.  At the time of each such disclosure, I will advise the Company in writing of any Inventions that I believe fully qualify for protection under Section 2870; and I will at that time provide to the Company in writing all evidence necessary to substantiate that belief.  The Company will keep in confidence and will not use for any purpose or disclose to third parties without my consent any confidential information disclosed in writing to the Company pursuant to this Agreement relating to Inventions that qualify fully for protection under the provisions of Section 2870.  I will preserve the confidentiality of any Invention that does not fully qualify for protection under Section 2870.

2.6          Government or Third Party.  I also agree to assign all my right, title and interest in and to any particular Company Invention to a third party, including without limitation the United States, as directed by the Company.

2.7          Works for Hire.  I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are “works made for hire”, pursuant to United States Copyright Act (17 U.S.C., Section 101).

2.8          Enforcement of Proprietary Rights.  I will assist the Company in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to Company Inventions in any and all countries.  To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof.  In addition, I will execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee.  My obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after my termination for the time actually spent by me at the Company’s request on such assistance.

In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me.  I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

3.             RECORDS.  I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Proprietary Information developed by me and all Inventions made by me during the period of my employment at the Company, which records shall be available to and remain the sole property of the Company at all times.

4.             ADDITIONAL ACTIVITIES.  I agree that during the period of my employment by the Company I will not, without the Company’s express written consent, engage in any employment or business activity which is competitive with, or would otherwise conflict with, my employment by the Company.  I agree further that for the period of my employment by the Company and for one (l) year after the date of termination of my employment by the Company I will not induce any employee of the Company to leave the employ of the Company.

5.             NO CONFLICTING OBLIGATION.  I represent that my performance of all the terms of this Agreement and as an executive of the Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company.  I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.

6.             RETURN OF COMPANY DOCUMENTS.  When I leave the employ of the Company, I will deliver to the Company any and all drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Proprietary Information of the Company.  I further agree that any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice.  Prior to leaving, I will cooperate with the Company in completing and signing the Company’s termination statement.

7.             LEGAL AND EQUITABLE REMEDIES.  Because my services are personal and unique and because I may have access to and become acquainted with the Proprietary Information of the Company, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

8.             NOTICES.  Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the Party shall specify in writing.  Such notice shall be deemed given upon personal delivery to the appropriate address or if sent by certified or registered mail, three (3) days after the date of mailing.

9.             NOTIFICATION OF NEW EMPLOYER.  In the event that I leave the employ of the Company, I hereby consent to the notification of my new employer of my rights and obligations under this Agreement.

10.          GENERAL PROVISIONS.

10.1        Governing Law; Consent to Personal Jurisdiction.  This Agreement will be governed by and construed according to the laws of the State of California, as such laws are applied to agreements entered into and to be performed entirely within California between California residents.  I hereby expressly consent to the personal jurisdiction of the state and federal courts located in San Diego County, California for any lawsuit filed there against me by Company arising from or related to this Agreement.

10.2        Severability.  In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.  If moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

10.3        Successors and Assigns.  This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

10.4        Survival.  The provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest or other assignee.

10.5        Employment.  I agree and understand that nothing in this Agreement shall confer any right with respect to continuation of employment by the Company, nor shall it interfere in any way with my right or the Company’s right to terminate my employment at any time, with or without Cause.

10.6        Waiver.  No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach.  No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right.  The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

10.7        Entire Agreement.  The obligations pursuant to Sections 1 and 2 of this Agreement shall apply to any time during which I was previously employed, or am in the future employed, by the Company as a consultant if no other agreement governs nondisclosure and assignment of inventions during such period.  This Agreement is the final, complete and exclusive agreement of the Parties with respect to the subject matter hereof and supersedes and merges all prior discussions between us.  No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the Party to be charged.  Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

This Agreement shall be effective as of the first day of my employment with the Company, namely:

I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS.  I HAVE COMPLETELY FILLED OUT EXHIBIT C-1 TO THIS AGREEMENT.

Dated:

(Signature)

Richard G. Ghalie, M.D.

ACCEPTED AND AGREED TO:

FAVRILLE, INC.
10445 Pacific Center Court
San Diego, CA 92121

By:

Title:

Dated:

EXHIBIT C-1

LIMITED EXCLUSION NOTIFICATION

THIS IS TO NOTIFY EXECUTIVE in accordance with Section 2872 of the California Labor Code that the foregoing Agreement between Executive and the Company does not require Executive to assign or offer to assign to the Company any invention that Executive developed entirely on your own time without using the Company’s equipment, supplies, facilities or trade secret information except for those inventions that either:

1.                                       Relate at the time of conception or reduction to practice of the invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company;

2.             Result from any work performed by Executive for the Company.

To the extent a provision in the foregoing Agreement purports to require Executive to assign an invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is unenforceable.

This limited exclusion does not apply to any patent or invention covered by a contract between the Company and the United States or any of its agencies requiring full title to such patent or invention to be in the United States.

I ACKNOWLEDGE RECEIPT of a copy of this notification.

[EXECUTIVE]

Date:

WITNESSED BY:

(PRINTED NAME OF REPRESENTATIVE)

EXHIBIT C-2

TO:	FAVRILLE, INC.

FROM:	[EXECUTIVE]

DATE:	, 2007

SUBJECT:      Previous Inventions

1.             Except as listed in Section 2 below, the following is a complete list of all inventions or improvements relevant to the subject matter of my employment by FAVRILLE, INC. (the “Company”) that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

☐	No inventions or improvements.

☐	See below:

☐	Additional sheets attached.

2.             Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following party(ies):

Invention or Improvement	Party(ies)	Relationship

1.

2.

3.

☐	Additional sheets attached.

EXHIBIT D

FAVRILLE, INC.

NONDISCLOSURE AGREEMENT